Exhibit 99.1

SPAR Group Announces Second Quarter and Year to Date Earnings per Share of $0.02 and $0.04, respectively

TARRYTOWN, NY-- SPAR Group, Inc. (NASDAQ:  SGRP) (the "Company" or "SPAR Group"), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced second quarter revenue of $15.9 million, net income of $509,000 and earnings of per share of $0.02.  For the six month period ending June 30, 2011, the Company reported revenue of $32.4 million, net income of $762,000 and earnings per share of $0.04.

“Management is pleased with the Company’s strong 18% increase in earnings and operational success that we have achieved during our typically slower first half of the calendar year,” stated Gary Raymond, Chief Executive Officer of SPAR Group.  “Our international division continues to improve its financial performance.  We are pleased with our joint venture partnership re-alignments in the high growth markets of India with Krognos Integrated Marketing Services and in China with Shanghai Wedone Marketing Consulting and we are confident in management’s ability to  close on several targeted profitable acquisition candidates with hopes of integrating them during this calendar year.  Due to our traditionally more favorable seasonal performance in the latter half of the year, and encouraging merchandising activity, we believe that the second half of 2011 will bring improved financial results for the Company.  We remain focused on increasing sales, expanding margins and improving overall profitability.”

2011 Company Highlights

•	Signed new Joint Venture in India that will expand annual revenue and profitability in this important growth market.
•	Revenue for the first six months 2011 increased 13% to $32.4 million compared to $28.7 million in 2010.
•	Gross profit for the first six months 2011 increased 8% to $10.2 million compared to $9.5 million in 2010.
•	Operating income for the first six months 2011 increased 17% to $954,000 compared to $814,000 in 2010.
•	Net income for the first six months 2011 increased 18% to $762,000 or $0.04 per share compared to $648,000 or $0.03 per share for the same period in 2010.

Three Month Financial Results for the period ended June 30, 2011
	Three Months Ended June 30, (in thousands)
	2011	2010	Change
Net Revenue:			$	%
Domestic	$9,367	$9,915	$(548)	(6)%
International	6,577	5,699	878	15%
Total	$15,944	$15,614	$330	2%
Gross Profit:
Domestic	$2,930	$3,413	$(483)	(14)%
International	2,027	1,798	229	13%
Total	$4,957	$5,211	$(254)	(5)%
Net Income (loss):
Domestic	$560	$841	$(281)	(33)%
International	(51)	(229)	178	78%
Total	$509	$612	$(103)	(17)%

Revenue for the quarter ended June 30, 2011 totaled $15.9 million, an increase of 2% compared to $15.6 million for the second quarter ended June 30, 2010.  Domestic revenue for the second quarter of 2011 was $9.4 million compared to $9.9 million for the same period in 2010. The decrease in domestic revenue was mainly attributable to extraordinary project revenue realized in the second quarter of 2010.  International revenue increased 15% to $6.6 million compared to $5.7 million during the same period 2010. The increase in international revenue was due to strong performances in the China and Australian markets.

Gross profit at $5.0 million for the second quarter of 2011, was down slightly when compared to $5.2 million the same period of 2010. Domestically, our gross profit margin was 31.3% for the second quarter 2011 compared to 34.4% in 2010. The decrease in gross profit margin was directly attributable to an unfavorable mix of syndicated and project work compared to last year.  Internationally, our gross profit margin was 30.8% for the second quarter of 2011 compared to 31.6% for the same period in 2010.  These changes are primarily due to the mix of business predominately in the China market.

Net income for the second quarter of 2011 was $509,000 or $0.02 per share compared to $612,000 or $0.03 per share for the same period of 2010.

Mr. Raymond continued, “While domestic sales were impacted during the second quarter of 2011, we are well positioned to capitalize on numerous opportunities within the expanding retail merchandising markets going forward.  Therefore, we expect our U.S. operations to have improved financial results for the remainder of 2011, while our international business continues its impressive resurgence.  A key to our future growth is the improvements we have made in our working capital position and current ratio.  Having availability under our credit facilities allows SPAR to seek out the best growth opportunities to increase earnings without shareholder dilution.  With continued guidance and support from our Board of Directors, SPAR Group’s Management will continue to opportunistically invest our capital for maximum financial gains.”

Six Months Financial Results for Period Ended June 30, 2011

	Six Months Ended June 30, (in thousands)
	2011	2010	Change
Net Revenue:			$	%
Domestic	$18,889	$17,461	$1,428	8%
International	13,474	11,281	2,193	19%
Total	$32,363	$28,742	$3,621	13%
Gross Profit:
Domestic	$6,208	$6,168	$40	1%
International	3,985	3,313	672	20%
Total	$10,193	$9,481	$712	8%
Net Income (loss):
Domestic	$1,059	$979	$80	8%
International	(297)	(331)	34	10%
Total	$762	$648	$114	18%

Revenue for the first six months 2011 increased 13% to $32.4 million compared to $28.7 million in 2010. Domestic revenue for the six month period ended June 30, 2011 was $18.9 million compared to $17.5 million during the same period 2010. Domestic net revenues increased by $1.4 million primarily attributable to continued growth from the Company’s syndicated services as well as growth in our assembly services. Internationally, revenue for the six month period ended June 30, 2011 was $13.5 compared to $11.3 during the same period 2010. This increase is due to strong performance from China, Australia and Canada.

Gross profit for the first six months 2011 increased 8% to $10.2 million compared to $9.5 million for the same period in 2010. Domestic margins for the first half of 2011 were 32.9% compared to 35.3% during the same period 2010.  The changes in domestic gross profit margins are related to an unfavorable mix of syndicated and project work compared to last year.  Internationally, gross profit margins for the six month period ended June 30, 2011 were 29.6% compared to 29.4% in the previous year.

Net income for the first six months of 2011 totaled $762,000 or $0.04 per share compared to net income of $648,000 or $0.03 per share, for the same period in the prior year. Domestically, net income for the six month period ended June 30, 2011 totaled $1.1 million compared to net income of $979,000 for the same period in 2010. Internationally, a net loss for the first half of 2011 totaled $297,000 compared to a net loss of $331,000 for the same period in 2010.

Balance Sheet as of June 30, 2011

As of June 30, 2011 working capital improved to $5.9 million and its current ratio increased to 1.7 to 1. Total current assets and total assets were $14.2 million and $17.0 million, respectively and cash and cash equivalents totaled $1.3 million at June 30, 2011. Total current liabilities and total liabilities were $8.3 million and $8.7 million, respectively and total equity was $7.8 million at June 30, 2011.

The Company intends to file the Form 10-Q with the Securities and Exchange Commission on or before August 5, 2011 and host a shareholder conference call on August 9, 2011 at 2:00 pm eastern daylight time.  We will provide conference call detail in a later press release.

About SPAR Group

SPAR Group, Inc. is a diversified international merchandising and marketing services company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. The Company provides merchandising and other marketing services to manufacturers, distributors and retailers worldwide, primarily in mass merchandisers, office supply, grocery and drug store chains, independent, convenience and electronics stores, as well as providing furniture and other product assembly services, in-store events, radio frequency identification ("RFID") and related technology services and marketing research. The Company has supplied these project and product services in the United States since certain of its predecessors were formed in 1979 and internationally since the Company acquired its first international subsidiary in Japan in May of 2001. Product services include product additions; placement, reordering, replenishment, labeling, evaluation and deletions, and project services include seasonal and special product promotions, product recalls and complete setups of departments and stores. The Company operates throughout the United States and internationally in 8 of the most populated countries, including China and India. For more information, visit the SPAR Group's Web site at http://www.sparinc.com/.

Certain statements in this news release and such conference call are forward-looking, including (without limitation) growing revenues and profits through organic growth and acquisitions, attracting new business that will increase SPAR Group's revenues, continuing to maintain costs and consummating any transactions. Undue reliance should not be placed on such forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company's actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group's selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of those and other risk factors and cautionary statements that could affect future results, performance or trends are discussed in SPAR Group's most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

Tables Follow

SPAR Group, Inc.
Consolidated Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net revenues	$15,944	$15,614	$32,363	$28,742
Cost of revenues	10,987	10,403	22,170	19,261
Gross profit	4,957	5,211	10,193	9,481

Selling, general, and administrative expenses	4,137	4,199	8,711	8,171
Depreciation and amortization	265	237	528	496
Operating income	555	775	954	814

Interest expense	24	67	106	102
Other (income) expense	(2)	88	7	91
Income before provision for income taxes	533	620	841	621

Provision for income taxes	29	17	53	34
Net income	504	603	788	587
Net (income) loss attributable to the non-controlling interest	(5)	(9)	26	(61)
Net income attributable to SPAR Group, Inc.	$509	$612	$762	$648

Basic/diluted net income per common share:

Net income - basic	$0.03	$0.03	$0.04	$0.03

Net income - diluted	$0.02	$0.03	$0.04	$0.03

Weighted average common shares - basic	20,012	19,139	19,826	19,139

Weighted average common shares - diluted	21,656	20,411	21,387	20,359

SPAR Group, Inc.
 Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30, 2011	December 31, 2010
	(unaudited)	(note)
Assets
Current assets:
Cash and cash equivalents	$1,264	$923
Accounts receivable, net	11,985	13,999
Prepaid expenses and other current assets	928	1,283
Total current assets	14,177	16,205

Property and equipment, net	1,489	1,452
Goodwill	848	848
Intangibles	333	362
Other assets	164	226
Total assets	$17,011	$19,093

Liabilities and equity
Current liabilities:
Accounts payable	$1,779	$1,804
Accrued expenses and other current liabilities	1,713	2,733
Accrued expense due to affiliates	1,306	1,575
Customer deposits	294	471
Lines of credit and other debt	3,196	5,263
Total current liabilities	8,288	11,846
Other long-term liabilities	413	-
Total liabilities	8,701	11,846

Equity:
SPAR Group, Inc. equity
Preferred stock, $.01 par value: Authorized and available shares – 2,445,598 Issued and outstanding shares – None - June 30, 2011 554,402 - December 31, 2010	-	6
Common stock, $.01 par value: Authorized shares - 47,000,000 Issued and outstanding shares – 20,062,033 – June 30, 2011 and 19,314,306 - December 31, 2010	201	193
Treasury stock	-	(1)
Additional paid-in capital	13,796	13,549
Accumulated other comprehensive loss	(117)	(142)
Accumulated deficit	(6,046)	(6,808)
Total SPAR Group, Inc. equity	7,834	6,797
Non-controlling interest	476	450
Total liabilities and equity	$17,011	$19,093

Note:
The Balance Sheet at December 31, 2010, is excerpted from the consolidated audited financial statements as of that date but does not include certain information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Contact:

James R. Segreto
Chief Financial Officer
SPAR Group, Inc.
(914) 332-4100

Investors:
Alan Sheinwald
Alliance Advisors, LLC
(212) 398-3486
Email Contact

Or

Chris Camarra
Alliance Advisors, LLC
(212) 398-3487
Email Contact